Exhibit 99.1

Exhibit 99.1 Earnings Release of December 6, 2007

HENNESSY ADVISORS, INC. ANNOUNCES ANNUAL EARNINGS OF $0.70 PER SHARE

Novato, CA – December 6, 2007 – Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.70 for the fiscal year ended September 30, 2007. Earnings per share decreased approximately 4% versus the prior fiscal year, which were $0.73. The small decline in earnings is primarily attributable to decreased mutual fund assets under management. Total mutual fund assets were $1.72 billion at September 30, 2007, compared to $2.06 billion at September 30, 2006.

“We are again pleased with our financial results generated for our shareholders this year,” said Mr. Hennessy. “The financial markets have experienced tremendous volatility over the past year. Our earnings for the year decreased by only three cents per share, despite assets being down 16%,” he added. “In addition to delivering solid earnings per share this year, we have also increased cash reserves by 33%, or $3.4 million, we have increased shareholder’s equity by 23%, or $4.4 million, and we have reduced long-term debt by 24%, or $2.1 million.”

Hennessy Advisors, Inc.

Financial Highlights

Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2007	Sept. 30, 2006	$ Change	% Change
Total Revenue	$16,071,521	$16,933,730	$(862,209)	-5.1%
Net Income	$4,132,711	$4,403,385	$(270,674)	-6.1%
Earnings per share diluted	$0.70	$0.73	$(0.03)	-4.1%
Weighted Average number of shares outstanding	5,926,291	6,011,934	(85,643)	-1.4%

At Period Ending Date	Sept. 30, 2007	Sept. 30, 2006	$ Change	% Change
Mutual Fund Assets Under Management	$1,720,763,355	$2,056,253,029	$(335,489,674)	-16.3%
Cash and Cash Equivalents	$13,760,080	$10,359,529	$3,400,551	32.8%
Long-Term Debt	$6,508,694	$8,599,210	$(2,090,516)	-24.3%
Shareholder’s Equity	$23,355,369	$18,949,723	$4,405,646	23.2%

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. Hennessy Advisors, Inc. is committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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